[GRAPHIC OMITTED]

Penn-America Group, Inc.                     2003 KBW Insurance Conference

(NYSE:PNG)


     Jon S. Saltzman                        Joseph F. Morris
     President and            Senior Vice President, Chief Financial Officer
Chief Executive Officer       and Treasurer


                              www.penn-america.com

----------------------------


|X| Welcome. It's our pleasure to be with you today. My name is Jon Saltzman and I'm President and CEO of Penn-America Group. Joining me today is Joe Morris, our CFO. Let me start out, as I usually do, by pointing out that this presentation contains a copy of the Safe Harbor statement on page 2 of the presentation. Please read it in conjunction with the handout.

|X| I have been in the property and casualty insurance business my entire life and I've never seen favorable market conditions such as those we are now experiencing. In fact in the second quarter of 2003, Penn-America produced record levels of gross written premiums, total revenues, GAAP underwriting income, operating income and net income.

|X| We at Penn-America have spent years preparing our people and processes for this kind of market. So, as we displayed on the cover of our 2002 annual report, we believe "this is the Time for Penn-America."

Agenda For Today's Presentation
-------------------------------

        o       Snapshot of Penn-America

        o       Excess and Surplus Lines Market

        o       Focused Business Strategy

        o       Creating Shareholder value

        o       Financial results

        o       Growth at a value price

                              Statements made in this presentation and certain information included in these materials that are not historical - including statements regarding future performance and expected insurance writings- are forward-looking statements and as such are subject to a number of risks. Please see our 2002 10K and other reports filed pursuant to the Securities and Exchange Act of 1934 for additional disclosure regarding potential risk factors.

------------------------------

So here's how we plan to spend the next 30 minutes or so:

|X| First, we'll give you a snapshot of Penn-America.

|X| We'll describe the Excess & Surplus Lines market in which we operate and the dramatic growth opportunities that are still available today in this market.

|X| We'll discuss our focused business strategy, which will explain how we take advantage of this market. This is our story, which is different from every other company that we compete against, ...

|X| Next, Joe will explain how the growth opportunities in our market and our focused business strategy creates value for our shareholders in terms of return on equity and growth in book value per share ...

|X| Joe will also highlight some of our financial results, including the strength of our balance sheet and why we believe it's an excellent foundation for growing book value per share...

|X| And finally, even though our shareholders have realized a 40% compounded annualized return over the last 2 and 1/2 years, we still think that at today's price, we offer investors meaningful growth at what is, in our opinion, a value price.

Snapshot Of Penn-America

        |X| Specialty property and casualty insurer operating in the Excess and Surplus Lines market

        |X|     Small network of family-owned general agencies

        |X|     Founded in 1976; roots to 1947

        |X| $395 million(1) in assets; $126 million(1) in shareholders' equity

        |X|     Rated A- by A.M. Best

          (1) As of June 30, 2003.

--------------------------------

Let me start off by telling you who we are.

|X| We are a specialty property and casualty insurer operating in the excess and surplus lines marketplace. We are not a regional carrier like Harleysville, nor do we operate in the direct admitted market like Philly Consolidated. We are a specialty E & S company and the companies we compete against every day are Berkley, Markel and RLI. We target small commercial businesses primarily in small towns and rural areas throughout the United States. Some examples include: restaurants, apartments, retail stores, service contractors, beauty parlors and day care centers, all with average premiums of $2,500 per year.

|X| We access these businesses through a small, selective group of family-owned general agents. We believe that this network of general agents, and the franchise value that we create with our agents, is our key competitive advantage. If you listen to any other insurance company stories today, you won't hear about this. I will spend more time elaborating on this later in the presentation.

|X| Although Penn-America in its present form was founded in 1976, the company is built on a general agency founded in 1947 by my dad. Our family owns 32% of Penn-America. You can rest assured that our interests are aligned with our shareholders'.

|X| As of June 30, 2003, we had $395 million in assets and $126 million in GAAP shareholders' equity.

|X|     Finally, we are rated A- by A.M. Best.

The Excess And Surplus Lines Market
------------------------------------

      Secondary market for businesses unable to obtain coverage from standard lines carriers

    Why Market is Underserved                    Advantages of Targeting

|X|      Standard carriers avoid             |X|      Higher prices
|X|      Risks not standard                  |X|      Less regulation
|X|      Small, rural areas                  |X|      Lower acquisition costs
|X|      Small accounts                      |X|      Low cost general agency
|X|      Too far from retailers                       distribution network
                                                      reaches the nation



----------------------------------------

|X| Now let me tell you about the excess and surplus lines marketplace and why it's different from the overall property & casualty industry.

|X| The excess and surplus market is a secondary or residual market to the standard lines market. This means that if a small business can't buy insurance from a standard lines carrier, they have no alternative but to buy it from a surplus lines company like Penn-America.

|X| The standard market is defined by its structure with its regional office set-up and the necessary bureaucracy attached to it. Underwriting must fit the bureaucracy and as a result, standard companies take a cookie cutter approach to things. Rarely will they make an exception for an underwriting policy.

|X|     So, as a result:

        |X| They view risks such as restaurants or garden apartments as non-standard, which fall outside of their cookie-cutter underwriting process.

        |X| Even if they have a small business division, most view $2,500 accounts as too small.

        |X| They can't service these businesses because their offices are too far from the rural areas where these insureds are located.

        |X| And they're also too far from the retail agents who control this business.

|X| However, there are many advantages for a company like ours to operate in this market. These include:

|X| ...that can command higher prices and still grow market share because that's what you can do in a secondary market.

|X| ...There's less regulation, meaning we can exclude coverages that society wants to impose on the standard lines carriers, such as exclusions for mold, pollution, asbestos, tobacco and lead paint.

|X| ...We have lower acquisition costs since we are able to remove ourselves from paying premium taxes and guarantee fund assessments

|X| ...and we can distribute our product through a low cost general agency distribution network, which avoids the bricks and mortar overhead costs associated with a branch office system that is required for standard lines carriers.

Dramatic Growth Opportunity
In The Excess And Surplus Lines Market
---------------------
|X|      Large market experiencing tremendous growth

        |X|     Nearly $20 billion market in 2002
        |X|     Premium growth in 2002 in excess of 40%

|X|      Reasons for growth opportunities today

        |X| Standard lines carriers continue to avoid small commercial segment

|X|     Consistent out-performance of the Excess and Surplus Lines market

|X| Combined ratio typically 8% to 10% lower than the Property/Casualty industry

-----------------------------

Now that I have told you what the excess and surplus market is, let me tell you about the tremendous growth opportunities that are still currently available in this marketplace.

|X| In 2002, it was approximately a $20 billion market with growth in excess of 40 % (versus 15% for the entire P & C industry). The growth is continuing in 2003; while there are no industry numbers available for 2003, we grew 26% in the 1st half of 2003 and we know many of our competitors grew in the 15 - 35% range.

|X| Why is the E & S market growing? Because standard lines carriers are continuing to avoid our markets so new business continues to flow into the E & S market, as it has for the last two years. Why are they avoiding our markets? Because their operating results are still not producing a satisfactory ROE. Many standard lines carriers continue to struggle with a number of factors such as: adverse loss reserve development; exposures to mold, asbestos & other social losses; low investment yields and an equity market that has not yet fully recovered. Even if they resolve these issues, the small commercial segment will be the last segment that they will expand into.

|X| And the good news is that as this business moves into the E & S market, it ought to be profitable growth, because historically the E&S market has outperformed the total industry by 8 - 10 points in the combined ratio over the last several years.

Focused Business Strategy
-------------------

Small Network of Family-Owned General Agencies

Leveraging Technology

Disciplined Underwriting Process

Experienced and Responsive Management Team

--------------------

|X| [Note: this is an agenda slide.] Now let's turn to Penn-America and talk about how we've been preparing for years to take advantage of these growth opportunities in the excess & surplus lines market. We attack those opportunities in four ways:

|X|     ...through a small network of family-owned general agencies.

|X|     ...by leveraging technology

|X|     ... by implementing a disciplined underwriting process, and

|X|     ... with an experienced and responsive management team.

|X| Now let me give you some details about each of these points that you won't hear from any other insurance company...

Small Network of Family-Owned General Agencies

                                  Penn-America
                                62 Genral Agents
                             30,000 Retail Brokers

|X|      Low fixed-cost
|X|      National reach
|X|      Average general agent tenure of 10 years

------------------------------------------

|X| Earlier I told you that using general agents is unique to the excess & surplus lines market and is a low cost alternative to reach insureds nationwide. The way Penn-America uses general agents -virtually all of which are family-owned GA's - and create what we call franchise value - is unlike any other company in our market and is our key competitive advantage. Let me explain why.

|X| We have a group of 62 general agents that we have selected from the 400-500 wholesalers that currently operate in the United States. Not everyone can be a Penn-America agent. We handpick our agents based on their reputation and expertise. It's important for us to partner with the right agents because these long-standing relationships give us an advantage over our competitors.

|X| Our agents, on average, work with 500 retail brokers each. So basically, as you can see, we have access to about 30,000 retail brokers who in turn have the ability to reach millions of small businesses nationwide without the bricks and mortar costs of standard lines insurers.

|X| Because we have only 62 agents throughout the country - which is about 1/2 the number of our nearest competitor - we are able to create franchise value with each agent and, in return, we expect to be # 1 in their offices for the business that we want to write. We're currently No. 1 in 80% of our agents' offices. This generally means that we are going to write 1/3 of their business.

General Agent Franchise Value
|X|      Relative market exclusivity

|X|      Access to senior management

        |X|     Collaborative, professional style of communication
        |X|     Quick decisions

|X|      Marketing support
        |X|     Willingness to tailor products to local markets

|X|      Contingent profit commissions
|X|      Every agent is a shareholder with stock incentives
|X|      Technology support

        |X|     Best underwriting manual in our market
-------------------------------------------

|X| So that begs the question: how does a little company in Hatboro, Pennsylvania persuade 62 of the top wholesale insurance agencies in the U.S. to place about one-third of their business there? It's all about franchise value. My family has been in the wholesale business for 55 years and I've been in it my entire life so I can tell you that certain things have always been true when you are dealing with a culture of entrepreneurs. You'll find this addressed in our business strategy at every level.

|X| Our agents need and receive relative market exclusivity so that they are not knocking heads with other Penn-America agents. For example, in California, we are represented by only two general agents. Our competitors have anywhere from six to fifteen. This is a significant value to our agents because it gives them a substantial advantage over their competitors.

|X| They have direct access to senior management of the company at all times and we work with them in a collaborative, professional style of communication. This produces the quick decisions they need to grab opportunities in their markets.

|X| We give them true marketing support, which includes products that are tailored to their local markets.

|X| We pay contingent profit commissions that are based on an agent's ability to provide us with growing and profitable business and they often elect to take some percentage of this in Penn-America stock. In 2003, we paid profit commissions of $2.6 million in cash and stock based upon 2002 results ... by the way, every agent is a shareholder ... our largest agent owns more than 80,000 shares and in the aggregate, our agents own approximately 3% of our common stock.

|X| ... and we give them technology support, including the best underwriting manual in our market;

|X| There's more to franchise value than I can possibly put on one slide but I do want you to know that it really is as personal as I am making it seem. It's all about relationships and that's why we prefer to do business with family-owned GAs. Let me tell you why.

Why We Use Family-Owned GAs
|X|      Owners are more responsive
|X|      Owners are opportunity seekers
|X|      Relationships with owners are stronger and last longer
|X|      Owners care more about generating an underwriting profit
-----------------------------------------------


|X| Owners are more responsive. It's their business and they are much more responsive about getting things done because they have a real stake in the business.

|X| Owners are opportunity seekers. If an owner sees an opportunity in his or her local marketplace, an owner is going to be quicker at taking advantage of it because doing so has a real impact on his or her business.

|X| Relationships with family-owned GAs are strong and last longer quite simply because there's far less turnover at the top. As we deal with generation after generation of family owners, we have the time and luxury of building long-term, trusting relationships that endure over time.

|X| Owners care more about generating an underwriting profit because, frankly, the contingent profit commissions that come from superior underwriting results go directly into their pockets.

|X| The bottom line is that we do business with family-owned GAs because we believe that they take more responsibility for the overall relationship with Penn-America. They understand the value that we can bring to their businesses, both in revenue growth and bottom line earnings. As a result, they are more willing to drive their organizations to do what's best for the relationship because relationships pay off, literally.

"Same Store" Sales

-------------------------------------------------------------------
                         1992        2002          Compound
                                                 Annual Growth
-------------------------------------------------------------------
Commercial Gross
Written Premium         $22.6      $157.4            21%
-------------------------------------------------------------------

Number of General
Agents                     38          57             4%
-------------------------------------------------------------------

Commercial Gross
Written Premium
Per Agent               $0.59        $2.8            17%
-------------------------------------------------------------------



So here's some franchise value and doing business with family-owned GA's pays off for us:

|X| From 1992 to 2002, our gross written premiums grew at a compounded annual rate of 21% while the number of general agents grew by only 4%.

|X| And the key statistic on this slide is gross written premium per agent, which grew from $590,000 in 1992 to $2.8 million in 2002. And we're on-track to to write nearly $3.5 million per agent in 2003. Based upon the size of our agents and our expectation to write 1/3 of their business, we believe at today's prices, we have the ability to increase this average to 5 million dollars per agent.

Leveraging Technology

|X|     Technology focused on building franchise value with general agents

        |X| PennLINK intranet system provides online access to policies, claim data, imaged documents and underwriting results

        |X|     Automated policy transactions to Penn-America

        |X|     Web-site development/ support of general agents

----------------------------------------

|X| Listen, today everybody has technology and says that their technology is the best. It's how we use it that gives us a competitive advantage. At Penn-America we lever our technology in two distinct ways. First, to increase our productivity and operating efficiencies. For example, in the last two years, we've doubled our premium volume, yet we have added only 10 people - we now have 115 employees. Second, we focus our technology on our agents For example ...

|X| We introduced the first intranet system in the wholesale market for our agents. We call it PennLink and it provides online access to polices, claim data, imaged documents and underwriting results.

|X| We've also designed nearly 20 web sites for our agents and still host 8 today. Technology clearly helps build the franchise value we've been talking about.

Disciplined Underwriting Process
-----------
Thorough agency qualification and appointment process

Before Quote                            After Quote
     Underwriting manual                     Policy entry system
     Internet policy printing                Pricing results
     Underwriting training & bulletins       Inspections/premium audit
                                             Underwriters' review
During Quote                                 Underwriters' audit at PNG
     Underwriter's consultation              Underwriters' audit at agency
     Referrals to Penn-America               Contingent profit commission
     Renewal instructions                    Review & refine underwriting manual
     Automated forms                         Underwriting audit unit


-----------------------------

|X| Up until now, I've spent time talking about how we get the business in the door. However, an equally important part of the strategy, is our disciplined underwriting process to ensure that this business generates an underwriting profit. And nothing is more important to underwriting success than the selection of general agents, because if we don't do that well, nothing else matters.

|X| It's an extremely thorough process that includes dual visits to each other's offices and an underwriting audit of the potential general agent.

|X| Once the agent is appointed, our underwriting process is extremely disciplined with specific activities at each stage of the process ...simply put: before, during and after. It's called in-force underwriting. It's not a hard process, but it is rigorous. We monitor and control underwriting before, during and after every transaction. As Ronald Reagan said to Gorbachev, we "trust but verify."

|X| For the sake of time, I won't discuss the underwriting activities that you see on the screen. However, please recognize that each activity is critical to ensure that all risks bound with Penn-America meet our underwriting standards.

Experienced And Responsive Management Team


                   Experience (Yrs)
     Name             Total/PNG        Position
--------------------------------------------------------------------------------

Jon S. Saltzman        27/17    President and CEO
Joseph F. Morris       25/3     Senior Vice President, CFO and Treasurer
John D. Curry          29/2     Vice-President- Underwriting and Marketing
J. Ransley Lennon      22/14    Vice-President- Information Technology
Garland P. Pezzuolo    16/7     Vice-President, Secretary, Legal/General Counsel
Brian J. Riley         12/8     Vice-President and Controller
Richard W. Solmiany    24/1     Vice-President -Claims

Flat organizational structure - 115 employees providing responsive service

------------------------------
      The thing that holds this strategy together is our experienced and responsive management team. We've got solid, experienced people leading each of our disciplines. We also have a flat organizational structure of 115 employees in Hatboro. All our employees have substantial industry experience. For example, Joe Morris, our CFO, joined us three years ago and has a unique mix of operating and financial experience in the industry. Now Joe will tell you more about our return on equity model and the strength of our balance sheet. Joe...

Creating Shareholder Value
|X|      Dividends currently $0.175 per share
|X|      Growth in book value per share
|X|      Return on equity model
        |X|     $1 equity = $3 invested assets generated
        |X|     With yield of 4%, investment operations provide 9%-10% of
                targeted 12%-15% ROE
        |X|     Underwriting operations must produce the balance of the targeted
                12%-15% ROE utilizing net revenue leverage of 1.3 to 1

      34 consecutive quarters of paying a dividend - $13.1 million returned to shareholders since 1995.

------------------------------

|X| I'm going to explain how the growth opportunities that are still available in the E & S market and our business strategy create value for our shareholders. We measure our success in creating shareholder value by focusing on dividends on our common stock and growth in book value per share. Our goal is that the sum of these two measurements will produce a 12 - 15% Return on Equity over the long-term.

|X| Regarding dividends, our current annual dividend rate is $.175. We've paid a dividend for 34 consecutive quarters and since 1995, have returned over $13.1 million to our shareholders. We believe in increasing our dividend rate annually and maintaining a rate that is a meaningful component of shareholder return.

|X| Regarding growth in book value per share, our financial model to achieve the 12-15% ROE is relatively straightforward and is reasonably consistent over time. Because of our conservative investment strategy in which we historically invest very little in common equities, our model is a function of investment income and underwriting profitability. Here's how it works:

|X| We know that based upon the duration of our liabilities that roughly for every dollar of equity, we will have three dollars in invested assets.

|X| In a 4% yield environment - and with 90% of our invested assets in investment grade fixed income securities - we can count on the fact that the investment operations will produce 9 - 10 points of our targeted 12
        - 15% ROE.

|X| That means, then, that the remaining 2 - 6 points of return must come from underwriting profitability. Assuming that we write to a net premium to surplus ratio of 1.3 to 1, which is an acceptable level to achieve an "A" rating from AM Best, that translates into an underwriting combined ratio of 93 - 95, if we expect to achieve our 12-15% ROE goal. And, as I'll demonstrate in a moment, this level of underwriting profitability is achievable and consistent with our current level of performance.

|X| Before discussing our underwriting results and how they'll lead to growth in book value per share, let me offer you some characteristics regarding the strength of our balance sheet, which, is the foundation for growing book value.

Solid Balance Sheet Is Foundation For Growth
|X|      Adequate loss reserves
|X|      Financially strong reinsurance partners
|X|      Conservative investment strategy
----------------------------------

|X| We believe that our balance sheet is strong because of our commitment to three fundamental values: Adequate loss reserves, financially strong reinsurance partners and a conservative investment strategy.

|X| We have very disciplined reserving practices implemented monthly and quarterly to review every line of business for every accident year. It involves all insurance disciplines within Penn-America to ensure that underwriting practices, claims practices and reserving trends are well-understood and analyzed. We also engage a consulting actuary from Ernst & Young twice a year to re-calibrate every reserving assumption to ensure that we haven't missed a trend or unfavorable development factor. As of June 30, 2003, we believe our reserves are adequate; they're set at just above the mid-point of our actuarial range.

|X| Our reinsurance treaties have been placed with two of the largest and most financially sound reinsurance companies in the world- they're currently with American Re - part of Munich Re and previously with Gen Re part of Berkshire Hathaway. We have no reinsurance recovery concerns on our balance sheet - our recoveries aggregate only 24 % of equity (compared to over 100% for most companies) and 95% our balances are with Gen-Re and American Re.

|X|     Now regarding our conservative investment strategy...

High-Quality Investment Portfolio


------------------------
|X| First, we outsource the management of our investment portfolio to Gen-Re New England Asset Managers, part of Berkshire Hathaway Group. We believe they do an excellent job working with our investment committee in executing our conservative investment strategy.

        |X| Now let me give you a summary of our investment portfolio.

        |X| The market value of our investment portfolio was $312 million as of June 30, 2003.

        |X| 96% of which was invested cash, short-term investments and fixed income securities.

        |X| 94% of fixed income securities were rated A or better and 99% are investment grade. We've had no credit losses over the last few years and there are no securities in the portfolio that give us any credit concern.

        |X| Duration is 3.8 years and the tax equivalent yield was 4.9% as of 6/30.

        |X| And, you can see we have no common stocks in the portfolio.

|X| So, as you can see, we have a very conservative investment portfolio in order to support the underwriting risk that we take in the business.

|X| Now that I've given you some characteristics of why our balance sheet is so strong and is an excellent foundation for growing book value, now let me share with you some recent performance results in our underwriting area that will lead to the 12 - 15% ROE and growth in book value per share that we target.

Underwriting Combined Ratio (Calendar Year)

[GRAPHIC OMITTED]

---------------------------------------

Regarding underwriting profitability, we have a track record of producing underwriting combined ratios at a level that will achieve our overall ROE goals. And let me emphasize that all of the leverage in our ROE model is in our underwriting results. For example, for every one-point improvement in our combined ratio, operating earnings per share increases $.10; and for every 10% growth in GWP, operating EPS increases $.04. Through six months of 2003, our combined ratio has declined to 93.7, and we're confident that underwriting margins will continue at this level because of our growth in written premiums that we experienced over the last two years. The next slide explains this concept:

Gross Written Premiums


[GRAPHIC OMITTED]

---------------------------

The growth rate in 2002 accelerated to 60% and we're up 26% through June of 2003. Most of this growth is due to rate increases: 2003 is the third consecutive year of double-digit rate increase (15% in 2001; nearly 20% in 2002 and 14% in 2003) Business we're writing in 2003 is being priced at rates that are 50% higher than what we charged three years ago. Furthermore, because of the fact that much of this premium is sitting on our balance sheet as unearned premiums, this more profitable business that we wrote over the last 12 months will emerge into our operating statement as it's earned over the next 12 months.

Book Value Per Share

[GRAPHIC OMITTED]

------------------------------

|X| As the result of our underwriting performance over the last two years, we've returned to building book value at a double digit pace that was characteristic of Penn-America in the mid to late nineties. Our book value stood at $8.56 at 6/30/2003 - up 16% from a year earlier. For the five-year period ended 1998, we achieved a compounded annual growth rate of 21%; and even if you included 1999 and 2000 (our two down years) book value has grown at a compounded rate of 11% over the last 6 years, which, when added to our dividend yield met our long-term standards for return on equity.

|X| We expect further growth in book and shareholder value in 2003 and 2004 as we continue to exploit the opportunities still available to us in the excess and surplus lines market.

|X|     Now here's Jon who will make some concluding remarks...

The Time For Penn-America

|X|     Excess & Surplus Lines market
|X|     Small network of family-owned GA's
|X|     Strong balance sheet
|X|     Long-term history of superior operating performance
|X|     Excellent value
        |X|     Priced 1.3 times June 30th book value
        |X|     Priced 11 times 2004 consensus earnings estimates

--------------------------------

I started out by telling you that this is the time for Penn-America. I told you that I have never seen such favorable market conditions and that we at Penn-America have been preparing for years to take advantage of this environment. To summarize, here is why we think that we are worth your attention and investment:

|X| We operate in the excess and surplus lines market, in which there are still growth opportunities available to us and, unlike the standard lines market, we can increase prices and market share at the same time.

|X| Penn-America is different from the rest of the companies that we compete against in this market and we've emphasized that it's the franchise value we provide to our small network of family-owned general agents that is at the heart of this difference.

|X| Penn-America has a strong balance sheet and a fairly straightforward return on equity model designed to achieve a 12-15% return on equity. And we have a long-term history of producing this level of return and creating real value for shareholders.

|X| And, at today's price we offer meaningful growth at what is, in our opinion, is a value price.

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Penn-America Group, Inc. (NYSE:PNG)


Discussion


|X|     Now, we'll take your questions.


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